BofI Holding, Inc. Increases Stock Buyback Authorization

SAN DIEGO, CA – 11/21/2008 – Chairman Jerry Englert of BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent of Bank of Internet USA, today announced that the board of directors approved an expansion of its common stock buyback program to purchase up to an additional 500,000 shares of BOFI’s 8.3 million outstanding common shares when and if the opportunity arises. The increased authorization will be effective immediately with no termination date.  BOFI announced its first buyback plan for 414,991 shares on June 30, 2005.  The expansion will bring the total number of authorized buyback shares to 914,991.  The program authorizes BOFI to buy back common stock at its discretion, subject to market conditions.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com and www.ApartmentBank.com.  Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein that are not based on historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive projects and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the Internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:
BofI Holding, Inc.
Gregory Garrabrants, CEO
858/350-6203
Gregory.Garrabrants@BankofInternet.com

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